   As filed with the Securities and Exchange Commission on October 10, 1997
                                                   Registration No. 333-[_____]
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                       FORM S-3

               REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           FIRSTPLUS FINANCIAL GROUP, INC.
                (Exact name of registrant as specified in its charter)

                 NEVADA                               75-2561085
    (State or other jurisdiction of                (I.R.S. Employer
     incorporation or organization)              Identification Number)

                                                   RONALD M BENDALIN
                                                    GENERAL COUNSEL
        1600 VICEROY, 8TH FLOOR                 1600 VICEROY, 8TH FLOOR
          DALLAS, TEXAS 75235                     DALLAS, TEXAS 75235
             (214) 599-6400                         (214) 599-6400
  (Name, address, including zip code,     (Name, address, including zip code,
  and telephone number, including area   and telephone number, including area
    code, of registrant's principal         code, of registrant's agent for
           executive offices)                          service)

                                   Copies to:

                            RONALD J. FRAPPIER, ESQ.
                              JENKENS & GILCHRIST,
                           A PROFESSIONAL CORPORATION
                          1445 ROSS AVENUE, SUITE 3200
                              DALLAS, TEXAS  75202
                                 (214) 855-4500

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.       / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reimbursement plans, check the following box.
           /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
           / / ____________.

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
           / / ____________.

    If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.   / /

                               --------------------

                           CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
                                                                  Proposed
                                             Proposed maximum      maximum
 Title of each class of         Amount to     offering price      aggregate          Amount of
 securities registered        be registered   per security(1)  offering price(1)  registration fee
--------------------------------------------------------------------------------------------------
Common Stock..............  3,400,000 Shares     $56.4375        $191,887,500        $58,148
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and based upon the average of the high and low prices reported on the Nasdaq National Market on October 7, 1997.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                     Subject To Completion Dated October 10, 1997

PROSPECTUS

                           FIRSTPLUS FINANCIAL GROUP, INC.
                              DIVIDEND REINVESTMENT AND
                                 STOCK PURCHASE PLAN
                                   ---------------

    FIRSTPLUS Financial Group, Inc. ("FIRSTPLUS" or the "Company") hereby offers participation in its Dividend Reinvestment and Stock Purchase Plan (the "Plan"). The Plan is designed to provide FIRSTPLUS shareholders and other interested investors with a convenient and economical method to purchase shares (the "Shares") of the Company's common stock, $.01 par value per share (the "Common Stock"), at a price that initially will be equal to a 1.5% discount from the market price (as determined in accordance with the Plan) by making optional cash investments and reinvesting all or a portion of any cash dividends in Shares. The Plan is also intended to provide the Company with a cost-efficient and flexible mechanism to raise equity capital because shares issuable under the Plan will be newly issued Shares. (The Company may, however, determine instead to purchase Shares on the open market or in privately negotiated transactions with third parties, or both.) Holders of shares in broker or nominee names may participate in the Plan, in which case, brokers or nominees will make optional cash investments and reinvest dividends on behalf of beneficial owners. Some of the significant features of the Plan are as follows:

    - Participants may purchase Shares by making optional cash investments of $100 to $5,000 in a given month or, for persons who are not then shareholders, by making an initial optional cash investment of $1,000 to $5,000. Optional cash investments and initial optional cash investments in excess of $5,000 may be made only with permission of the Company.

    - If the Company begins to pay dividends on Shares, holders of Shares may purchase additional Shares by automatically reinvesting all or a portion of their cash dividends.

    Participation in the Plan is entirely voluntary, and participants may terminate their participation at any time.

    THE COMPANY HAS NEVER DECLARED OR PAID A CASH DIVIDEND ON ITS SHARES AND
THE COMPANY EXPECTS TO RETAIN ANY EARNINGS FOR USE IN ITS BUSINESS. UNDER THE TERMS OF THE COMPANY'S WAREHOUSE FACILITIES, TERM LINES, AND SUBORDINATED NOTES, THE COMPANY'S ABILITY TO PAY CASH DIVIDENDS TO ITS STOCKHOLDERS IS LIMITED. THE PLAN, HOWEVER, IS DESIGNED TO ACCOMMODATE THE REINVESTMENT OF DIVIDENDS IN THE EVENT THAT THE COMPANY SHOULD PAY DIVIDENDS ON THE SHARES IN THE FUTURE.
HOLDERS OF SHARES ARE CAUTIONED THAT THE EXISTENCE OF THE PLAN IN NO WAY IMPLIES THAT THE COMPANY WILL MODIFY ITS CURRENT POLICY OF NOT PAYING DIVIDENDS. THE PAYMENT OF DIVIDENDS AT ANY TIME IS DEPENDENT UPON THE COMPANY'S EARNINGS AND FINANCIAL NEEDS, ALONG WITH APPLICABLE LEGAL AND CONTRACTUAL RESTRICTIONS.

    FOR A DISCUSSION OF CERTAIN RISKS OF AN INVESTMENT IN THE SHARES, SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS.

              THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
                 THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                   SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                     EXCHANGE COMMISSION OR ANY STATE SECURITIES
                        COMMISSION PASSED UPON THE ACCURACY OR
                          ADEQUACY OF THIS PROSPECTUS.  ANY
                            REPRESENTATION TO THE CONTRARY
                                IS A CRIMINAL OFFENSE.

                             -----------------------------

                  THE DATE OF THIS PROSPECTUS IS ____________, 1997.

                                AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), of which this Prospectus is a part, with respect to the Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement, including exhibits thereto, and reference is made to the Registration Statement for further information with respect to the Company and the Common Stock offered hereby. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents and when any such document is an exhibit to the Registration Statement, each such statement is qualified in its entirety by reference to the copy of such document filed with the Commission. Copies of the Registration Statement, and exhibits thereto, may be acquired upon payment of the prescribed fees or examined without charge at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Reports and other information filed by the Company with the Commission pursuant to the information requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street,
Suite 1400, Chicago, Illinois 60661. Copies can be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza,
450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Web Site that contains reports, proxy statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The address of the site is http://www.sec.gov.

                         DOCUMENTS INCORPORATED BY REFERENCE

    The following documents or portions thereof filed by the Company are hereby incorporated by reference in this Prospectus:

     (i) the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1996;

    (ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended December 31, 1996, March 31, 1997 and June 30, 1997.

   (iii) the Company's Current Report on Form 8-K, filed with the Commission on December 19, 1996; and

    (iv) the description of the Common Stock set forth in the Registration Statement on Form 8-A, dated January 15, 1996, filed with the Commission, including any amendment or report filed for the purpose of updating such description.

    In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of Common Stock made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon oral or written request of such person, a copy of any and all of the documents incorporated by reference herein (other than exhibits and schedules to such documents, unless such exhibits or schedules are specifically incorporated by reference into such documents). Such requests should be directed to Ronald M Bendalin, General Counsel, FIRSTPLUS Financial Group, Inc., 1600 Viceroy, 8th Floor, Dallas, Texas 75235, or by telephone at
(214) 599-6400.

                                  PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES THAT APPEAR ELSEWHERE OR ARE INCORPORATED BY REFERENCE IN THIS PROSPECTUS. IN ADDITION TO OTHER INFORMATION IN THIS PROSPECTUS, THE FACTORS SET FORTH UNDER "RISK FACTORS" BELOW SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY. UNLESS THE CONTEXT INDICATES OTHERWISE, ALL REFERENCES HEREIN TO THE "COMPANY" REFER TO FIRSTPLUS FINANCIAL GROUP, INC. AND ITS SUBSIDIARIES. EXCEPT AS OTHERWISE NOTED HEREIN, ALL INFORMATION APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS RELATING TO THE COMPANY'S CAPITAL STOCK HAS BEEN ADJUSTED TO REFLECT STOCK DIVIDENDS EFFECTED AS SPLITS OF THE COMPANY COMMON STOCK OF 67-FOR-ONE AND TWO-FOR-ONE IN JULY 1995 AND NOVEMBER 1996, RESPECTIVELY. UNLESS THE CONTEXT INDICATES OTHERWISE, ALL REFERENCES TO THE COMPANY'S ORIGINATION OF STRATEGIC LOANS INCLUDES BULK PURCHASES OF LOANS ("BULK LOANS").

                                     THE COMPANY

    FIRSTPLUS Financial Group, Inc. is a specialized consumer finance company that originates, purchases, services and sells consumer finance receivables, substantially all of which are debt consolidation or home improvement loans secured primarily by second liens on real property. The Company offers uninsured home improvement and uninsured debt consolidation loans ("Conventional Loans") and to a lesser extent partially insured Title I home improvement loans ("Title I Loans"). Title I Loans are insured, subject to certain exceptions, for 90% of the principal balance and certain interest costs under the Title I credit insurance program (the "Title I Program") administered by the Department of Housing and Urban Development ("HUD") of the Federal Housing Administration (the "FHA"). The Company sells substantially all of its Conventional Loans and Title I Loans that meet its securitization parameters (collectively, the Company's "strategic loans") primarily through its securitization program and retains rights to service these loans.

    The Company relies principally on the creditworthiness of the borrower for repayment of Conventional Loans. The Company's borrowers typically have limited access to consumer financing for a variety of reasons, primarily insufficient home equity values. The Company uses its own credit evaluation criteria to classify its applicants as "A+" through "D" credits. The Company currently makes loans only to borrowers it classifies as "C+" or better for Conventional Loans and "C" or better for Title I Loans. The Company's credit evaluation criteria include, as a significant component, the credit evaluation scoring methodology developed by Fair, Isaac and Company ("FICO"), a consulting firm specializing in creating default-predictive models through scoring mechanisms.

    The Company's principal origination channel is its network of regional independent correspondent lenders. Correspondent lenders tend to be commercial banks, thrifts or finance companies that do not have the infrastructure to hold and service portfolios of Conventional and Title I Loans. The Company's correspondent lenders originate Conventional and Title I Loans using the Company's underwriting criteria and sell these loans to the Company. During fiscal 1995 and 1996 and the first nine months of fiscal 1997, the Company originated loans through correspondent lenders ("Correspondent Loans") of $81.9 million, $1.0 billion and $2.1 billion, respectively, representing 68.5%, 93.9% and 81.8%, respectively, of the Company's originations of strategic loans during such periods (excluding Bulk Loans).

    In early 1996, the Company expanded its efforts to originate loans directly to qualified homeowners ("Direct Loans"). The Company originates Direct Loans through television, radio and direct mail advertising campaigns and referrals from independent home improvement contractors. The Company is pursuing a strategy to increase its Direct Loan originations because the Company believes that Direct Loans should prove to be more profitable and allow the Company to have better control over the quality and size of the Company's production.

    The Company sells substantially all of the Conventional Loans and Title I Loans it originates and purchases through its securitization program and generally retains rights to service such loans. The Company earns servicing fees on a monthly basis ranging from 0.75% to 1.00% on the loans it services in the various securitization pools. At June 30, 1997, the principal amount of strategic loans serviced by the Company (the "Serviced Loan Portfolio") was $3.6 billion. The Serviced Loan Portfolio includes strategic loans held for sale and strategic loans that have been securitized and are serviced by the Company (including $56.1 million of loans subserviced by a third party).

    The Company is a Nevada corporation that was formed in October 1994 to combine the operations of SFA: State Financial Acceptance Corporation ("SFA"), a home improvement lender formed in January 1990, and FIRSTPLUS Financial, Inc., formerly Remodelers National Funding Corporation ("FIRSTPLUS Financial"), an approved Title I home improvement lender formed in April 1986 (the "Combination"). The Company's principal offices are located at 1600 Viceroy, 8th Floor, Dallas, Texas 75235, and its telephone number is (214) 599-6400.

                               SUMMARY OF THE PLAN

    The following summary description of the FIRSTPLUS Financial Group, Inc. Dividend Reinvestment and Stock Purchase Plan is qualified by reference to the full text of the Plan that is contained herein. Terms used in the summary have the meanings attributed to them in the Plan.

Purpose of Plan         The purpose of the Plan is to provide FIRSTPLUS
                        shareholders and other investors with a convenient and economical method of purchasing Shares and/or investing all or a portion of their cash dividends in additional
                        Shares. The Plan also provides the Company with a means of raising additional capital through the direct sale of Common Stock.

Purchase Price          The Plan provides that the Shares to be purchased will
                        be newly issued Shares acquired from the Company.
                        Under the Plan, the purchase price for newly issued
                        Shares is the average of the daily high and low sales prices of the Common Stock on the Nasdaq National
                        Market during a Pricing Period consisting of the twelve
                        Trading Days preceding the Investment Date (less any applicable discount).

                        The purchase price for Shares purchased by persons who are then shareholders of the Company pursuant to a Request for Waiver (as described below) may reflect a discount of 0% to 5% (the "Waiver Discount") from the market price. Initially, we expect the Waiver Discount to be approximately 1.5%.

Plan Limitations        Optional cash investments are subject to a minimum
                        investment of $100 and a maximum investment of $5,000 per month. Initial optional cash investments by investors that are not then shareholders of the Company are subject to a minimum of $1,000 and a maximum of $5,000. Both the $5,000 per month maximum for shareholders and the $5,000 maximum for initial optional cash investments by investors who are not then shareholders may be waived only pursuant to a written request approved by FIRSTPLUS ("Request for Waiver").

Optional Cash           Optional Cash Investments made pursuant to a Request
                        for Waiver are not Investments subject to a pre-determined maximum limit on the amount of the investment or on the number of Shares that may be purchased. With respect to optional cash investments or initial optional cash investments in excess of $5,000 made pursuant to a Request for Waiver, FIRSTPLUS may, in its sole discretion, establish each month a Waiver Discount and a Threshold Price. The Waiver
                        Discount, which
                        may vary each month between 0% and 5%, will be established by FIRSTPLUS after a review of current market conditions, the level of participation, and current and projected capital needs. The Threshold
                        Price will be the minimum price applicable to purchases of Common Stock in a given month. For each Trading Day during the Pricing Period on which the Threshold Price is not satisfied, one-twelfth of a Participant's optional cash investment made pursuant to a Request for Waiver will be returned without interest.

                        The reinvestment of cash dividends in additional Shares is not subject to a maximum limit, but optional cash investments and initial optional cash investments that do not exceed $5,000, as well as dividend reinvestments, will not be subject to the Waiver Discount or the Threshold Price. However, the Company reserves the right to grant a discount and set a minimum price in the future for such investments or dividend reinvestments.

                        Optional cash investments of less than $100 and that portion of any optional cash investment or initial optional cash investment that exceeds $5,000, unless such limit has been waived, will be returned to the Participant without interest.

Request for Waiver      In deciding whether to approve a Request for Waiver,
                        the Company will consider relevant factors including, but not limited to, whether the Plan is then acquiring newly issued Shares or acquiring Shares through open market purchases or privately negotiated transactions, the Company's need for additional funds, the attractiveness of obtaining such funds through the sale of Common Stock under the Plan in comparison to other sources of funds, the purchase price likely to apply to any sale of Common Stock under the Plan, the Participant submitting the request (including the extent and nature of such Participant's prior participation in the Plan and the number of Shares held of record by such Participant), and the aggregate amount of optional cash investments or initial optional cash investments in excess of $5,000 for which Requests for Waiver have been submitted by all Participants. If
                        Requests for Waiver are submitted for any Investment
                        Date for an aggregate amount in excess of the amount the Company is then willing to accept, the Company may honor such requests in order of receipt, pro rata, or by any other method the Company deems appropriate.

                        Any person who acquires Shares through the Plan and resells them shortly before or after acquiring them may be considered to be an underwriter within the meaning of the Securities Act. The Company expects that certain persons will acquire Shares pursuant to a Request for Waiver and resell such Shares in order to obtain the financial benefit of any Waiver Discount then being offered under the Plan. The Company has no arrangements or understandings, formal or informal, with any person relating to a distribution of Shares to be received pursuant to the Plan. See "Plan of Distribution and Underwriters."

Number of Shares        3,400,000 shares of Common Stock have been authorized
Offered                 to be issued and Offered registered under the
                        Securities Act for offering pursuant to the Plan.

                                 --------------------

                             FORWARD-LOOKING INFORMATION

    CERTAIN INFORMATION CONTAINED IN THIS PROSPECTUS CONSTITUTES "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT, AND SECTION 21E OF THE EXCHANGE ACT, WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "EXPECT," "ANTICIPATE," "ESTIMATE" OR "CONTINUE" OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY, THE STATEMENTS IN "RISK FACTORS" OF THIS PROSPECTUS CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, WITH RESPECT TO SUCH FORWARD-LOOKING STATEMENTS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS.

                                     RISK FACTORS

    AN INVESTMENT IN THE COMMON STOCK INVOLVES CERTAIN RISKS. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, IN EVALUATING AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

LIQUIDITY AND CAPITAL RESOURCES

    LIQUIDITY. As a result of the Company's increasing volume of loan originations and purchases, and its expanding securitization activities, the Company has operated, and expects to continue to operate, on a negative operating cash flow basis, which is expected to increase as the volume of the Company's loan purchases and originations increases and its securitization program grows. The Company's primary operating cash requirements include the funding of (i) loan originations and loan purchases, (ii) reserve accounts, overcollateralization requirements, fees and expenses incurred in connection with its securitization program, (iii) tax payments due on the Company's taxable net income, (iv) television, radio and direct mail advertising and other marketing expenses, and (v) administrative and other operating expenses.

    There can be no assurance that, as the Company's existing lending arrangements mature, the Company will have access to the financing necessary for its operations and its growth plans or that such financing will be available to the Company on favorable terms. To the extent the Company is unable to renew existing warehouse facilities or arrange additional or new warehouse lines of credit, the Company may have to curtail loan origination and purchasing activities, which could have a material adverse effect on the Company's results of operations and financial condition.

    NEED FOR ADDITIONAL FINANCING. The Company requires substantial capital to fund its operations. Consequently, the Company's operations and its ability to grow are affected by the availability of financing and the terms thereof. Based on the rate of growth of the Company's originations in the recent past, the Company anticipates that it will need to arrange additional warehouse lines of credit or other financing sources in the foreseeable future in order to maintain its historical growth rates. The Company is currently negotiating for increased and/or new warehouse facilities; however, the Company has no commitments for such increased and/or additional financings, and there can be no assurance that the Company will be successful in consummating such financing transactions in the future or on terms the Company would consider to be favorable. If the Company is unable to arrange new warehouse lines of credit or other financing sources, the Company may have to curtail its loan origination and purchasing activities, which could have a material adverse effect on the Company's results of operations and financial condition.

    DEPENDENCE ON SECURITIZATION TRANSACTIONS. Since the beginning of fiscal 1995, the Company has utilized a securitization program that involves the periodic pooling and sale of its strategic loans. The securitization proceeds have historically been used to repay borrowings under warehouse facilities, thereby making such warehouse facilities available to finance the origination and purchase of additional strategic loans. There can be no assurance that, as the Company's volume of loans originated or purchased increases and other new products available for securitization increases, the Company will be able to securitize its loan production efficiently. In addition, the securitization market for many types of assets is relatively undeveloped and may be more susceptible to market fluctuations or other adverse changes than more developed capital markets. Securitization transactions may be affected by a number of factors, some of which are beyond the Company's control, including, among other things, conditions in the securities markets in general, conditions in the asset-backed securitizations market and the conformity of loan pools to rating agency requirements and to the extent that monoline insurance is used, the requirements of such insurers. Adverse changes in the secondary market could impair the Company's ability to originate, purchase and sell loans on a favorable or timely basis. In addition, the Company's securitizations typically utilize credit enhancements in the form of financial guaranty insurance policies in order to achieve better credit ratings. Failure to obtain acceptable rating agency ratings or insurance company credit enhancements could decrease the efficiency or affect the timing of future securitizations. The Company intends to continue public or private securitizations of its loan pools on a quarterly basis. Any delay in the sale of a loan pool beyond a quarter-end would substantially reduce and may eliminate the Company's gain on sale of loans, net (the "Gain on Sale"), in the given quarter and would likely result in losses for such quarter being reported by the Company. If the Company were unable to securitize loans due to changes in the secondary market or the unavailability of credit enhancements, the Company's growth would be materially impaired and the Company's results of operations and financial condition would be materially adversely affected.

    RISKS ASSOCIATED WITH LOANS HELD FOR SALE. In order to increase its interest income and, therefore, reduce the amount of cash used in the Company's operating activities, in the third quarter of fiscal 1996 the Company began to implement a strategy of maintaining a significant quantity of loans on its balance sheet as "loans held for sale, net." During fiscal 1994 and 1995, loans were held an average of one month before their sale. In fiscal 1996, this average holding period increased to two months. During fiscal 1997, the holding period has increased to approximately 180 days, and it could exceed one year thereafter.

    The interest rate on loans originated and purchased by the Company are fixed at the time the Company issues a loan commitment. In addition, the interest rates on the Company's loans are fixed, and the Company's loan financing facilities all bear floating interest rates. See "--Sensitivity to Interest Rates." Accordingly, the Company's strategy to increase the dollar amount of loans held for sale and the length of time such loans are held will significantly increase the Company's exposure to interest rate fluctuations and the risks that such fluctuations will result in greater interest expense under warehouse facilities and reduced Gain on Sale resulting from a reduced spread between the interest rates charged to borrowers and the interest rate paid to investors in securitizations. Moreover, in order to manage this increased risk, the Company will have to increase its hedging activities, and there can be no assurance that such hedging activities will be successful in managing the risk or will not themselves have a material adverse effect on the Company's financial condition or results of operations. Further, because the Company's warehouse facilities bear interest at variable rates, the Company has a need for medium- to long-term, fixed rate financing. As a result, there can be no assurance that this strategy will not have a material adverse effect on the Company's financial condition or results of operations.

SENSITIVITY TO INTEREST RATES

    The Company's profitability may be directly affected by fluctuations in interest rates. While the Company monitors interest rates and employs a strategy designed to hedge some of the risks associated with changes in interest rates, no assurance can be given that the Company's results of operations and financial condition will not be adversely affected during periods of fluctuations in interest rates. The Company's interest rate hedging strategy currently includes purchasing put contracts on treasury securities, selling short treasury securities and maintaining a pre-funding strategy with respect to its securitizations. Since the interest rates on the Company's indebtedness used to fund and acquire loans are variable and the rates charged on loans the Company originates and purchases are fixed, increases in the interest rates after loans are originated and prior to their sale could have a material adverse effect on the Company's results of operations and financial condition. In addition, increases in interest rates prior to sale of the loans may reduce the Gain on Sale earned by the Company. The ultimate sale of the Company's loans will fix the spread between the interest rates paid by borrowers and the interest rates paid to investors in securitization transactions (the "Excess Servicing Spread") with respect to such loans, although increases in interest rates may narrow the potential spread that existed at the time the loans were originated or purchased by the Company. A significant, sustained rise in interest rates could curtail the Company's growth opportunities by decreasing the demand for loans at such rates and increasing market pressure to reduce origination fees or servicing spreads. The Company has begun to implement a strategy of maintaining a significant quantity of loans on its balance sheet, thus increasing the length of time that loans are held for sale and materially increasing its interest rate risk.

    The Company's investment in the Excess Servicing Receivable (as defined in "--Excess Servicing Receivable Risks") is also sensitive to interest rates. A decrease in interest rates could cause an increase in the rate at which outstanding loans are prepaid, thereby reducing the period of time during which the Company receives the Excess Servicing Spread and other servicing income with respect to such prepaid loans, thereby possibly resulting in accelerated amortization of the Excess Servicing Receivable. Although an increase in interest rates may decrease prepayments, such increase may not offset the higher interest costs of financing the Excess Servicing Receivable. See "--Excess Servicing Receivable Risks."

CREDIT RISK ASSOCIATED WITH BORROWERS

    Many of the Company's borrowers are consumers who have limited access to consumer financing for a variety of reasons, including insufficient home equity value and, in the case of Title I borrowers, unfavorable past credit experience. The Company is subject to various risks associated with these borrowers, including, but not limited to, the risk that borrowers will not satisfy their debt service payments, including payments of interest and principal, and that the realizable value of the property securing such loans will not be sufficient to repay the borrower's obligation to the Company. The risks associated with the Company's business increase during an economic downturn or recession. Such periods may be accompanied by decreased demand for consumer credit and declining real estate values. Any material decline in real estate values reduces the ability of borrowers to use home equity to support borrowings and increases the loan-to-value ratios of the Company's existing loans, thereby weakening collateral values and foreclosures and the frequency and severity of losses generally increase during economic downturns or recessions. Because the Company lends to borrowers who may be credit-impaired, the actual rates of delinquencies, foreclosures and losses on such loans could be higher under adverse economic conditions than those currently experienced in the consumer finance industry in general. While the Company is experiencing declining delinquency rates on its Serviced Loan Portfolio as a whole, delinquency rates have followed historical trends on a pool-by-pool basis, which trends assume increased rates of delinquencies over time. However, there can be no assurance that delinquency rates will not increase beyond historical trends. In addition, in an economic downturn or recession, the Company's servicing costs will increase. Any sustained period of such increased losses could have a material adverse effect on the Company's results of operations and financial condition.

CREDIT RISK ASSOCIATED WITH HIGH LTV LOANS

    Although the Company's strategic loans are typically secured by real estate, because of the relatively high loan-to-value ratio ("LTV") of most of the Company's loans, in most cases the collateral of such loans will not be sufficient to cover the principal amount of the loans in the event of default. The Company relies principally on the creditworthiness of the borrower and to a lesser extent on the underlying collateral for repayment of the Company's Conventional Loans, and FHA co-insurance with respect to Title I Loans. Consequently, many of the Company's loans equal or exceed the value of the mortgaged properties, in some instances involving LTVs of up to 125%. With respect to many of the Company's loans, LTV determinations are based upon the borrowers' representations as to the value of the underlying property; accordingly, there can be no assurance that such represented values accurately reflect prevailing market prices. With respect to any default, the Company currently evaluates the cost effectiveness of foreclosing on the collateral. To the extent that borrowers with high LTVs default on their loan obligations, the Company is less likely to use foreclosure as a means to mitigate its losses. Under these circumstances, losses would be applied to the Company's allowances for possible credit losses on loans sold and held for sale, except to the extent that Title I Program insurance is available. Such absorption, if in excess of the Company's allowance for such losses, could have a material adverse effect on the Company's financial condition and results of operations, if such losses required the Company to record additional provisions for losses on loans sold.

EXCESS SERVICING RECEIVABLE RISKS

    ILLIQUIDITY OF THE EXCESS SERVICING RECEIVABLE. When the Company's loans are pooled and sold in securitization transactions, the Company recognizes Gain on Sale, which constitutes a substantial majority of the Company's revenues.
the Company records an asset corresponding to its Gain on Sale (the "Excess Servicing Receivable") on its balance sheet in an initial amount equal to the present value of the Excess Servicing Spread it expects to collect over the life of the securitized loans sold. The Company is not aware of an active market for this kind of receivable, and no assurance can be given that the receivable could in fact be sold at its stated value on the balance sheet, if at all.

    In addition, the Gain on Sale is recognized in the period during which loans are sold, while cash payments are received by the Company pursuant to its pooling and servicing agreements and servicing fees are paid to the Company by the securitization trustees over the lives of the securitized loans. This difference in the timing of cash flows could cause a cash shortfall, which may have a material adverse effect on the Company's financial condition and results of operations.

    EXCESS SERVICING RECEIVABLE MAY BE OVERSTATED; PROVISION FOR CREDIT LOSSES MAY BE UNDERSTATED. The calculation of Gain on Sale and the valuation of the Excess Servicing Receivable are based on certain management estimates relating to the appropriate discount rate and anticipated average lives of the loans sold. In order to determine the present value of this excess cash flow, the Company currently applies an estimated market discount rate of between 10% and 11% to the expected pro forma gross cash flow calculated utilizing the weighted average maturity of the securitized loans, and currently applies a risk free discount rate of 6.5% to the anticipated losses attendant to this pro forma cash flow stream. Accordingly, the overall effective discount rate utilized on the cash flows, net of expected credit losses, is approximately 12.5%. Although the Company records the Excess Servicing Receivable and the related reserve on a gross basis, for purposes of evaluation and comparison, the Company calculates an average net discount rate for the net Excess Servicing Receivable. This is calculated by subtracting the present value of the anticipated losses attributable to loans being securitized and sold from the present value of the expected stream of payments to derive the present value of the net Excess Servicing Receivable. The Company then determines the average discount rate that equates the expected payments, net of expected losses, to the value of the Excess Servicing Receivable, which, with respect to its most recent securitization, is approximately 12.5%. To estimate the anticipated average lives of the loans sold in securitization transactions, management estimates prepayment, default and interest rates on a pool-by-pool basis. If actual experience varies from management estimates at the time loans are sold, the Company may be required to write down the remaining Excess Servicing Receivable through a charge to earnings in the period of adjustment.

    Prepayment rates and default rates may be affected by a variety of economic and other factors, including prevailing interest rates and the availability of alternative financing, most of which are not within the Company's control. A decrease in prevailing interest rates could cause prepayments to increase, thereby requiring a writedown of the Excess Servicing Receivable. Even if actual prepayment rates occur more slowly and default rates are lower than management's original estimates, the Excess Servicing Receivable would not increase.

    Furthermore, management's estimates of prepayment rates and default rates are based, in part, on the historical performance of the Company's Title I Loans. The Company is originating an increasing proportion of Conventional Loans, while historical performance data is based primarily on Title I Loans. In addition, a significant portion of the Company's securitized loans sold were very recently originated or were acquired in bulk purchases. No assurance can be given that these loans, as with any new loan, will perform in the future in accordance with the Company's historical experience. In addition, when the Company introduces new loan products it may have little or no historical experience on which it can base its estimates, and thus its estimates may be less reliable. During the fiscal year ended September 30, 1996, the Company increased its provision for credit losses, $2.5 million of which was taken because the default rate for a pool of Bulk Loans included in the Company's 1995-2 securitization exceeded the estimates made at the time of the securitization and the adjustment was in conformity with the Company's current estimation methodology. There can be no assurance that the Company will not be required in the future to write down its Excess Servicing Receivable in excess of its provision for credit losses. Any such writedown could have a material adverse effect on the Company's financial condition and results of operations.



    FINANCING OF THE EXCESS SERVICING RECEIVABLE. The Company retains significant amounts of Excess Servicing Receivable on its balance sheet. The Company currently does not hedge this asset. The Company finances its Excess Servicing Receivable with term-line borrowings under various term lines of credit with lenders (collectively, the "Term Lines"). Borrowings under the Term Lines bear interest at floating rates. The Company, however, cannot reprice its Excess Servicing Receivable on its balance sheet, which has an expected average life of four to six years. Therefore, the Company remains at risk that its financing sources may increase the interest rates they charge the Company.

IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1996, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 125 ("FASB 125"), "Accounting for Transfer and Servicing of Financial Assets and Extinguishment of Liabilities." FASB 125 addresses the accounting for all types of securitization transactions, securities lending and repurchase agreements, collateralized borrowing arrangements and other transactions involving the transfer of financial assets. FASB 125 distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. FASB 125 is generally effective for transactions that occur after December 31, 1996, and it is to be applied prospectively. FASB 125 requires the Company to allocate the total cost of mortgage loans sold to the mortgage loans sold (servicing released), retained certificates and servicing rights based on their relative fair values. The Company will be required to assess the retained certificates and servicing rights for impairment based upon the fair value of those rights. The Company adopted FASB 125 during the quarter ended March 31, 1997. As a result of the adoption of FASB 125, the Company's earnings were decreased by $556,000 after tax over the earnings that would have been recorded utilizing the Company's previous accounting method. Additionally, under FASB 115, the Company deferred $7.2 million of its gain on sale of loans, which was recorded as a separate component of equity, net of tax. FASB 125 also required certain reclassifications on the Company's balance sheet and income statement. On the balance sheet, the Excess Servicing Receivable has been reclassified as an "available for sale" investment security and renamed as Interest Only Strip ("I/O Strip"), with the allowance for losses on loans sold reclassified from liabilities to a contra asset to the I/O Strip. In the income statement, the provision for losses on loans sold is now shown as a reduction of the gain on sale of loans.

ABILITY OF THE COMPANY TO CONTINUE GROWTH STRATEGY; POSSIBLE ADVERSE CONSEQUENCES FROM RECENT GROWTH

    The Company's ability to continue its growth strategy depends on its ability to increase the volume of loans it originates and purchases while successfully managing its growth. This volume increase is, in part, dependent on the Company's ability to procure, maintain and manage its increasingly larger warehouse facilities and lines of credit. In addition to the Company's financing needs, its ability to increase its volume of loans will depend on, among other factors, its ability to (i) offer attractive products to prospective borrowers, (ii) attract and retain qualified underwriting, servicing and other personnel, (iii) market its products successfully, especially its new Direct Loan products, (iv) establish new relationships and maintain existing relationships with independent correspondent lenders in states where the Company is currently active and in additional states and (v) build national brand name recognition. In addition, the Company has recently begun to focus resources on the small loan consumer finance industry. There can be no assurance that the Company will successfully enter or compete in this highly competitive segment of the consumer finance industry.

    In light of the Company's rapid growth, the historical performance of the Company's operations, including its underwriting and servicing operations, which were principally related to origination of Title I Loans, may be of limited relevance in predicting future performance with respect to Conventional Loans, especially debt consolidation loans or personal consumer loans. Any credit or other problems associated with the large number of loans originated in the recent past may not become apparent until sometime in the future. Consequently, the Company's historical results of operations may be of limited relevance to an investor seeking to predict the Company's future performance. In addition, purchases of Bulk Loans require the Company to rely to a certain extent on the underwriting practices of the seller of the Bulk Loans. Although the Company has its own review process when purchasing Bulk Loans, the Company occasionally must rely upon the underwriting standards of the originator, which standards may not be as rigorous as the Company's.

    The Company's ability to successfully manage its growth as it pursues its growth strategy will be dependent upon, among other things, its ability to (i) maintain appropriate procedures, policies and systems to ensure that the Company's loans have an acceptable level of credit risk and loss, (ii) satisfy its need for additional short-term and long-term financing, (iii) manage the costs associated with expanding its infrastructure, including systems, personnel and facilities, and (iv) continue operating in competitive, economic, regulatory and judicial environments that are conducive to the Company's business activities. The Company's requirement for additional operating procedures, personnel and facilities is expected to continue over the near term. The Company is absorbing the effects of the implementation of new computer hardware and software to manage its business operations, and it plans to continue to procure hardware and software that require additional corresponding investments in training and education. The Company's significant growth has placed substantial new and increased pressures on the Company's personnel. There can be no assurance that the addition of new operating procedures, personnel and facilities together with the Company's enhanced information systems, will be sufficient to enable it to meet its current operating needs. Changes in the Company's ability to obtain or maintain any or all of these factors or to successfully manage its growth strategy could have a material adverse effect on the Company's operations, profitability and growth.

CONSOLIDATION OF OPERATIONS OF ACQUISITIONS

    Since November 1995, the Company has made numerous acquisitions and intends to acquire additional companies in the consumer finance industry. The Company must successfully integrate the management, marketing, products and systems associated with its acquisitions if the Company is to make current or prospective acquisitions financially successful. In addition, the Company's strategy of acquiring personal consumer loan companies involves introducing the Company's strategic loan products, which are very different from the type of loans such companies now originate, into this origination channel. Acquisitions may produce excess costs and may become significant distractions to management if they are not timely integrated. There can be no assurance that future acquisition opportunities will become available, that such future acquisitions can be accomplished on favorable terms or that such acquisitions, if any, will result in profitable operations in the future or can be integrated successfully with the Company's existing business.

CONCENTRATION OF OPERATIONS IN CALIFORNIA

    Approximately 46.7% of the loans in the Serviced Loan Portfolio at June 30, 1997 were secured by subordinate liens on residential properties located in California. Consequently, the Company's results of operations and financial condition are dependent upon general trends in the California economy and its residential real estate market. California has experienced an economic slowdown or recession over the last several years, which has been accompanied by a sustained decline in the California real estate market. Such a decline may adversely affect the values of properties securing the Company's loans, such that the principal balances of such loans, together with any primary financing on the mortgaged properties, may further increase LTVs, making the Company's ability to recoup losses in the event of a borrower's default extremely unlikely. In addition, California historically has been vulnerable to certain risks of natural disasters, such as earthquakes and erosion-caused mudslides, which are not typically covered by the standard hazard insurance policies maintained by borrowers. Uninsured disasters may adversely impact borrower's ability to repay loans made by the Company, which could have a material adverse effect on the Company's results of operations and financial condition.

COMPETITION

    The consumer finance market is highly competitive and fragmented. The Company competes with a number of finance companies that provide financing to individuals who may not qualify for traditional financing. To a lesser extent, the Company competes, or will compete, with commercial banks, savings and loan associations, credit unions, insurance companies and captive finance arms of major manufacturing companies that currently tend to apply more traditional lending criteria. In addition, in recent months, several companies have announced loan programs that will compete directly with the Company's loan products, particularly its Conventional Loans. Many of these competitors or potential competitors are substantially larger and have significantly greater capital and other resources than the Company. In fiscal 1995 and 1996 and the first nine months of fiscal 1997, approximately 68.5%, 93.9% and 81.8%, respectively, of the Company's loans originated (excluding Bulk Loans) were Correspondent Loans, which are expected to remain a significant part of the Company's loan production program. As a purchaser of Correspondent Loans, the Company is exposed to fluctuations in the volume and price of Correspondent Loans resulting from competition from other purchasers of such loans, market conditions and other factors. In addition, the Federal National Mortgage Association ("Fannie Mae") has purchased and is expected to continue to purchase significant volumes of Title I Loans on a whole-loan basis. Purchases by Fannie Mae could be made from sources from which the Company also purchases loans. To the extent that purchasers of loans, such as Fannie Mae, enter or increase their purchasing activities in the markets in which the Company purchases loans, competitive pressures may decrease the availability of loans or increase the price the Company would have to pay for such loans, a phenomenon that has occurred with respect to Title I Loans. In addition, increases in the number of companies seeking to originate loans tends to lower the rates of interest the Company can charge borrowers, thereby reducing the potential value of subsequently earned Gains on Sales of loans. To the extent that any of these lenders or Fannie Mae significantly expand their activities in the Company's market, or to the extent that new competitors enter the market, the Company's results of operations and financial condition could be materially adversely affected.

CONCENTRATION OF CORRESPONDENT LENDERS

    Approximately 79.8%, 48.6% and 39.3% of the loans purchased from correspondent lenders by the Company during fiscal 1995 and 1996 and the first nine months of fiscal 1997, respectively, were originated through the Company's ten largest independent correspondent lenders. Approximately 50% of the loans purchased from correspondent lenders during fiscal 1995 were originated through two independent correspondent lenders. The Company believes that it is possible for its dependence on a small number of independent correspondent lenders to continue for the foreseeable future as the Company focuses extensively on originating Direct Loans. Correspondent lenders are not contractually bound to sell loans to the Company, and, therefore, are able to sell their loans to others or to undertake securitization programs of their own. To the extent that the Company is no longer able to purchase or originate loans from these significant independent correspondent lenders, this could have a material adverse effect on the Company's results of operations and financial condition.

LIMITED OPERATING HISTORY

    The Company was formed in 1994 to combine the operations of FIRSTPLUS Financial and SFAC. The Combination involved the integration of the operations of two companies that previously operated independently. Consequently, the Company has a limited operating history under its new corporate structure upon which prospective investors may base an evaluation of its performance.

DELINQUENCIES; RIGHT TO TERMINATE SERVICING; NEGATIVE IMPACT ON CASH FLOW

    On June 30, 1997, approximately 66.0% (by dollar volume) of the Serviced Loan Portfolio consisted of loans securitized by the Company and sold to grantor or owner trusts. The Company's form of pooling and servicing agreement with each of these trusts provides that the trustee of the related trust may terminate the Company's servicing rights if certain delinquency or loss standards are not met. As of June 30, 1997, none of the pools of securitized loans exceeded the foregoing delinquency standards and no servicing rights had been terminated. However, there can be no assurance that delinquency rates with respect to the Company-sponsored securitized loan pools will not exceed this rate in the future and, if exceeded, that servicing rights will not be terminated, which would have a material adverse effect on the Company's result of operations and financial condition.

    The Company's cash flow can also be adversely impacted by high delinquency and default rates in its grantor and owner trusts. Generally, provisions in the pooling and servicing agreement have the effect of requiring the overcollateralization account, which is funded primarily by the excess servicing on the loans held in the trust, to be increased up to approximately two and one-half times the level otherwise required when the delinquency and the default rates exceed various specified limits. The reserve account was fully funded as of June 30, 1997.

DEPENDENCE ON TITLE I PROGRAM

    A portion of the Company's business is dependent on the continuation of the Title I Program, which is federally funded. The Title I Program provides that qualifying loans are eligible for FHA insurance, although such insurance is limited. From time to time, legislation has been introduced in both houses of the Congress that would, among other things, abolish the Department of Housing and Urban Development ("HUD"), reduce federal spending for housing and community development activities and eliminate the Title I Program. No assurance can be given that the Title I Program will continue in existence or that HUD will continue to receive sufficient funding for the operation of the Title I Program. Discontinuation of or a significant reduction in the Title I Program or the Company's authority to originate or purchase loans under the Title I Program could have a material adverse effect on the Company's results of operations and financial condition.

IMPACT OF REGULATION AND LITIGATION

    The Company's business is subject to regulation and licensing under various federal, state and local statutes and regulations requiring, among other things, the licensing of lenders, adequate disclosure of loan terms and limitations on the terms and interest rates of consumer loans, collection policies, creditor remedies and other trade practices. An adverse change in these laws or regulations could have an adverse effect on the Company by, among other things, limiting the interest and fee income the Company may generate on existing and additional loans, limiting the states in which the Company may operate or restricting the Company's ability to realize on the collateral securing its loans.

    Members of Congress and government officials have from time to time suggested the elimination of the mortgage interest deduction for federal income tax purposes, either entirely or in part, based on borrower income, type of loan or principal amount. Because many of the Company's loans are made to borrowers for the purpose of consolidating consumer debt or financing other consumer needs, the competitive advantages of tax deductible interest, when compared with alternative sources of financing, could be eliminated or seriously impaired by such government action. Accordingly, the reduction or elimination of these tax benefits could have a material adverse effect on the demand for loans of the kind offered by the Company, which could have a material adverse effect on the Company's results of operations and financial condition.

    Industry participants are frequently named as defendants in litigation involving alleged violations of federal and state consumer lending laws and regulations, or other similar laws and regulations, as a result of the consumer-oriented nature of the industry in which the Company operates and uncertainties with respect to the application of various laws and regulations in certain circumstances. If a significant judgment were rendered against the Company in connection with any litigation, it could have a material adverse effect on the Company's financial condition and results of operations.

    The Company's loans under the Title I Program are eligible for FHA insurance. The FHA insures 90% of such loans and certain interest costs, provided that the Company has not depleted its loss reserve account established with the FHA and the loans were properly originated according to FHA regulations. The amount of insurance coverage in a lender's FHA loss reserve account is equal to 10% of the original principal amount of all Title I Loans originated and the amount of the reserves for purchased loans reported for insurance coverage by the lender, less the amount of all insurance claims approved for payment in connection with losses on such loans and other adjustments. If at any time claims exceed the loss reserve balance, the remaining Title I Loans will be uninsured. In addition, the Title I Program sets loan origination guidelines that must be satisfied by the lender in connection with the origination of Title I Loans in order for the FHA to insure those loans. The Company's failure to comply with such requirements could result in denial of payment by the FHA. There can be no assurance that losses will not exceed the Company's loss reserve account or that the Company will not be adversely affected by such defaults. The Company's Conventional Loans are not insured.

CONCENTRATION OF VOTING CONTROL IN MANAGEMENT

    At June 30, 1997, Daniel T. Phillips, the Company's President, Chief Executive Officer and Chairman of the Board, and Eric C. Green, the Company's Chief Financial Officer, beneficially owned or otherwise controlled an aggregate of approximately 13.1% and 1.6%, respectively, of the outstanding voting the Company's Common Stock. Therefore, Messrs. Phillips and Green are able to exercise significant influence with respect to the election of the entire Board of Directors of the Company (the "the Company Board") and all matters submitted to the Company's stockholders. Messrs. Phillips and Green are also able to significantly influence the direction and future operations of the Company, including decisions regarding the issuance of additional shares of the Company's Common Stock and other securities. In addition, as long as Messrs. Phillips and Green beneficially own or otherwise control a significant block of the Company's issued and outstanding Common Stock, it will be difficult for third parties to obtain control of the Company through purchases of the Company's Common Stock not beneficially owned or otherwise controlled by Messrs. Phillips and Green.

DEPENDENCE ON KEY PERSONNEL

    The Company is dependent upon the continued services of Daniel T. Phillips or Eric C. Green and certain of the Company's other key employees. While the Company believes that it could find replacements for its executive officers and key employees, the loss of their services could have an adverse effect on the Company's operations. Each of the Company's executive officers has entered into an employment agreement with the Company.

EVENTS OF DEFAULT UNDER CERTAIN FINANCING FACILITIES

    The loss of the services of Daniel T. Phillips as Chief Executive Officer of the Company would constitute an event of default under one of the Company's credit facilities, which in turn would result in defaults under other indebtedness. Mr. Phillips has entered into an employment agreement with the Company.

EFFECT OF CERTAIN ANTITAKEOVER PROVISIONS

    Certain provisions of the Company's articles of incorporation (the "Company's Articles"), and the Company's bylaws (the "Company's Bylaws"), the Nevada General Corporation Law (the "NGCL") and the Indenture for the outstanding 7.25% Convertible Subordinated Notes due 2003 of the Company (the "Convertible Notes") could delay or frustrate the removal of incumbent directors and could make difficult a merger, tender offer or proxy contest involving the Company, even if such events could be viewed as beneficial by the Company's stockholders. For example, the Company's Articles deny the right of stockholders to amend the Company's Bylaws and require advance notice of stockholder proposals and nominations of directors. The Company is also subject to provisions of the NGCL that prohibit a publicly-held Nevada corporation from engaging in a broad range of business combinations with a person who, together with affiliates and associates, owns 10% or more of the corporation's outstanding voting shares (an "interested stockholder") for three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. In addition, the Indenture for the Convertible Notes provides that in the event of a "change of control" (as defined therein) holders of the Convertible Notes have the right to require that the Company repurchase the Convertible Notes in whole or in part.

SECURITIES TRADING; POSSIBLE VOLATILITY OF PRICES

    The Company's Common Stock is quoted on the Nasdaq National Market. The market price for shares of the Company's Common Stock may be significantly affected by such factors as quarter-to-quarter variations in the Company's results of operations, news announcements or changes in general market or industry conditions.

                                   USE OF PROCEEDS

    The proceeds to FIRSTPLUS from the issuance of Shares pursuant to the Plan will be used for general corporate purposes.

                                    THE PLAN

    The following questions and answers explain and constitute the FIRSTPLUS Financial Group, Inc. Dividend Reinvestment and Stock Purchase Plan.

PURPOSE

1.  WHAT IS THE PURPOSE OF THE PLAN?

    The purpose of the Plan is to provide FIRSTPLUS shareholders and other interested investors with a convenient and economical method to purchase Shares and to reinvest all or a portion of any cash dividends in Shares, although the Company does not currently pay and does not expect in the future to pay dividends on its Shares. In addition, the Plan will provide the Company with a cost-efficient and flexible mechanism to raise equity capital for the purposes outlined in the section of this Prospectus entitled "Use of Proceeds" through the sale of Shares under the Plan. Whether significant additional capital is raised may be affected, in part, by the Company's decision to waive the limitations applicable to optional cash investments. See Question 13 regarding the Company's criteria for granting a Request for Waiver.

    HOLDERS OF SHARES ARE CAUTIONED THAT THE EXISTENCE OF THE PLAN IN NO WAY IMPLIES THAT THE COMPANY WILL MODIFY ITS CURRENT POLICY OF NOT PAYING DIVIDENDS.

PARTICIPATION OPTIONS

2.  WHAT OPTIONS ARE AVAILABLE UNDER THE PLAN?

    Registered holders or beneficial owners of Shares of FIRSTPLUS (each a "Participant") and other interested investors may elect to participate in the Plan. Participants may make optional cash investments to purchase Shares, subject to a minimum investment of $100 and a maximum investment of $5,000 per month. Interested investors who are not shareholders of the Company may make an initial optional cash investment in Shares of not less than $1,000 and not more than $5,000. In certain instances, however, FIRSTPLUS may permit greater optional cash investments. See Question 12 regarding optional cash investments and Question 13 regarding a Request for Waiver. Participants may also have their cash dividends, if any, on all or a portion of their Shares that are registered and held by the Plan automatically reinvested in Shares.

3.  WHAT ARE THE ADVANTAGES AND DISADVANTAGES OF THE PLAN?

    ADVANTAGES

    - Eligible shareholders may purchase Shares pursuant to optional cash investments of not less than $100 and not more than $5,000 (except with the consent of the Company) in any month. Optional cash investments may be made occasionally or at regular intervals, as each Participant desires. The Plan provides Participants with the opportunity to automatically reinvest cash dividends, if any, on all or a portion of their Shares. Participants may make optional cash investments even if dividends on their Shares, if any, are not being reinvested under the Plan.

    - Persons not presently shareholders of the Company may become Participants by making an initial optional cash investment of not less than $1,000 and not more than $5,000 (except with the consent of the Company) to purchase Shares under the Plan.

    - Shares purchased directly from the Company under the Plan by persons who are then shareholders of the Company will be issued initially at a 1.5% discount to the market price without payment of brokerage commissions; such discount may be changed at the sole discretion of the Company at any time.

    - Participants will avoid the need for safekeeping of certificates for Shares credited to their Plan accounts and may submit for safekeeping certificates held by them and registered in their name. See Questions 15 and 16.

    - Participants that are registered holders may direct the Administrator to sell or transfer all or a portion of their shares held in the Plan. See Question 17.

    - Periodic statements reflecting all current activity in Plan accounts, including purchases, sales, and latest balances, will simplify recordkeeping for registered holders. See Question 18.

    DISADVANTAGES

    - Participants may not be able to depend on the availability of a market discount regarding Shares acquired under the Plan and optional cash investments may be subject to the trading price for the Shares satisfying a minimum price condition. Initially, a 1.5% discount will be established for the purchase of Shares directly from the Company by persons who are then shareholders of the Company, and the establishment of such discount will not insure the availability of a discount or the same discount in future months. Each month, the Company may change or eliminate the discount or set any minimum price condition without prior notice to Participants. In addition, although the Company intends to issue Shares directly in connection with the Plan, the Company may also, without prior notice to Participants, change its determination as to whether Shares will be purchased by the Administrator directly from the Company or in the open market or in privately negotiated transactions from third parties (although the Company may not effect such a change more than once in any three month period). See Question 13.

    - Participants will not know the actual number of Shares purchased under the Plan until after the Investment Date. See Question 11 regarding the timing of the purchase of Shares.

    - The purchase price per share will be an average price and, therefore, may exceed the price at which Shares are trading on the Investment Date when the Shares are issued. See Questions 11 and 12 regarding the purchase price of the Shares and Question 13 regarding the establishment of a minimum price condition.

    - Execution of sales of shares held in the Plan my be subject to delay. See Questions 12 and 17.

    - No interest will be paid on funds held by the Company pending reinvestment or investment. See Questions 12 and 14.

    - Shares deposited in a Plan account may not be pledged until the shares are withdrawn from the Plan. See Question 26.

4.  WHO WILL ADMINISTER THE PLAN?

    The Plan will be administered by ChaseMellon Shareholder Services, LLC ("ChaseMellon") or such successor administrator as FIRSTPLUS may designate (the "Administrator"). The Administrator acts as agent for Participants, keeps records of the accounts of Participants, sends regular account statements to Participants, and performs other duties relating to the Plan. Shares purchased for each Participant under the Plan will be held by the Administrator and will be registered in the name of such Participant, unless and until a Participant requests that a stock certificate for all or part of such Shares be issued, as more fully described in Question 15. Correspondence with the Administrator should be sent to:

              ChaseMellon Shareholder Services, LLC
              85 Challenger Road
              Ridgefield Park, NJ 07660
or call:      1-800-635-9270

PARTICIPATION

5.  WHO IS ELIGIBLE TO PARTICIPATE?

    A "registered holder" (which means a shareholder whose Shares are registered in the stock transfer books of FIRSTPLUS in his or her name) or a "beneficial owner" (which means a shareholder whose Shares are registered in a name other than his or her name; for example, in the name of a broker, bank, or other nominee), may participate in the Plan. A registered holder may participate in the Plan directly; a beneficial owner must either become a registered holder by having such Shares transferred into his or her name or by making arrangements with his or her broker, bank, or other nominee to participate in the Plan on the Participant's behalf. In addition, an interested investor who is not a shareholder may participate in the Plan by making an initial optional cash investment in Shares of not less than $1,000 nor more than $5,000 unless granted a Request for Waiver (in which case such initial investment may exceed $5,000). See Question 6 regarding enrollment.

    The right to participate in the Plan is not transferable to another person apart from a transfer of the underlying Shares. FIRSTPLUS reserves the right to exclude from participation in the Plan persons who utilize the Plan to engage in short-term trading activities that cause aberrations in the trading volume of the Common Stock.

    Participants residing in jurisdictions in which their participation in the Plan would be unlawful will not be eligible to participate in the Plan.

ENROLLMENT

6. HOW DOES AN ELIGIBLE HOLDER OF SHARES OR ANY OTHER INTERESTED INVESTOR ENROLL IN THE PLAN AND BECOME A PARTICIPANT?

    Each eligible registered holder may enroll in the Plan and become a Participant by completing and signing an Authorization Card (enclosed herein) and returning it to the Administrator at the address set forth in Question 4. An Authorization Card may also be obtained at any time upon request from the Administrator at the same address. If Shares are registered in more than one name (e.g., joint tenants or trustees), all registered holders of such shares must sign the Authorization Card exactly as their names appear on the account registration.

    Eligible beneficial owners must instruct their brokers, banks, or other nominees in whose name their Shares are held to participate in the Plan on their behalf. If a broker, bank, or other nominee holds Shares of beneficial owners through a securities depository, such broker, bank, or other nominee may also be required to provide a Broker and Nominee Form (a "B/N Form") to the Administrator in order to participate in the optional cash investment portion of the Plan. See Question 12.

    An interested investor who is not presently a shareholder of the Company, but who desires to become a Participant by making an initial investment in Shares, may join the Plan by signing an Authorization Card and forwarding it, together with such initial investment, to the Administrator at the address set forth in Question 4. See Question 12 regarding initial optional cash investments.

7.  WHAT DOES THE AUTHORIZATION CARD PROVIDE?

    During those times when the Company is not paying a dividend, the Authorization Card will relate solely to optional cash investments to be made for purchase of additional Shares and will be called "Authorization Card for Optional Cash Investments." Such Authorization Card will appoint the Administrator as agent for the Participant and direct the Administrator to apply the optional cash investment transmitted therewith as well as optional cash investments subsequently submitted to the purchase on such Participant's behalf of full and fractional Shares in accordance with the Plan.

    During those times when the Company is paying a dividend, the Authorization Card, which will be called "Authorization Card for Reinvestment of Dividends and for Optional Cash Investments," will appoint the Administrator as agent for the Participant and direct the Company to pay to the Administrator the Participant's cash dividends on all or a specified number of the Shares owned by the Participant on the applicable record date and designated by the Participant to be included in the Plan; and to reinvest, at the Participant's discretion, cash dividends on whole and fractional Shares that have been credited to the Participant's account pursuant to dividend reinvestment or optional cash investment that have been designated to be included in the Plan ("Plan Shares"). The Authorization Card will also direct the Administrator to purchase Shares with any optional cash investments that the Participant may elect to make. Cash dividends will continue to be reinvested with respect to the number of Shares designated on the Authorization Card and all Plan Shares until the Participant specifies otherwise in writing or terminates participation in the Plan and until the Plan is terminated.

    The Authorization Card for the Reinvestment of Dividends and for Optional Cash Investments provides for the purchase of Shares through the following investment options:

    (1)  "Full Dividend Reinvestment"

         This option directs the Administrator to invest in accordance with the Plan all cash dividends on all whole or fractional Shares then or subsequently registered in the Participant's name. This option also permits the Participant to make optional cash investments and directs the Administrator to apply such investments towards the purchase of Shares in accordance with the Plan.

    (2)  "Partial Dividend Reinvestment"

         This option directs the Administrator to invest in accordance with the Plan all cash dividends on the specified number of whole or fractional Shares then registered in the Participant's name and so designated in the appropriate space on the Authorization Card. If this option is selected, the Participant will continue to receive cash dividends in the usual manner on all Shares that have not been designated for participation in the Plan. This option also permits the Participant to make optional cash investments and directs the Administrator to apply such investments towards the purchase of Shares in accordance with the Plan.

    (3)  "Optional Cash Investments Only"

         This option permits a Participant to make optional cash investments and directs the Administrator to apply such investments towards the purchase of Shares in accordance with the Plan. If this option is selected, unless the Participant designates that such additional Shares for participation in the Plan, the Participant will continue to receive cash dividends on all Shares registered in his or her name in the usual manner, and the Administrator will apply only optional cash investments received from the Participant towards the purchase of Shares.

    Any one of the above three options may be selected. In each case, cash dividends will be reinvested on all Shares designated for participation in the Plan until the Participant specifies otherwise or withdraws from the Plan altogether, or until the Plan is terminated.

    Any Participant who returns a properly executed Authorization Card to the Administrator without electing an investment option will be enrolled as having selected Full Dividend Reinvestment.

    The Authorization Card is designed to be used by a shareholder whose Shares are registered in his or her name for the investment of optional cash payments or for the reinvestment of cash dividends, if any, or both. In addition, the Authorization Card is designed to be used by a broker, bank, or other nominee as owner of record on behalf of a beneficial owner for the investment of optional cash payments or for the reinvestment or dividends, if any, or both.

8.  WHEN WILL PARTICIPATION IN THE PLAN BEGIN?

    A Participant who has properly completed and submitted an Authorization
Card may submit an optional cash investment to purchase Shares under the Plan with such Authorization Card at any time. Thereafter, optional cash investments may be made at any time, but not more frequently than once per month, through the use of the appropriate forms sent to Participants with each periodic statement. Payments received by the Administrator prior to the first day of a Pricing Period (as defined in Question 11) will be used to purchase Shares on the Investment Date (as defined below) immediately following such Pricing Period.

    If a properly completed Authorization Card requesting reinvestment of dividends is received by the Administrator on or before the record date established by the Company's Board of Directors for a particular Share cash dividend, that dividend will be used to purchase Shares for the Participant on the applicable dividend payment date established by the Company's Board of Directors. If an Authorization Card is received from a Participant after the record date established for a particular dividend, the reinvestment of dividends will begin on the dividend payment date following the next dividend record date. For a discussion of the price to Participants of the Shares purchased under the Plan and the limitations on optional cash investments, see Questions 11 and 13, respectively.

    The dates on which optional cash investments are to be invested and any Share dividend payment dates are herein collectively referred to as the "Investment Dates." For optional cash investments, the Investment Date will be the first Trading Day (as defined below) subsequent to the Pricing Period. A "Trading Day" means a day on which trades in Shares are reported on the Nasdaq National Market.

    If FIRSTPLUS Common Stock is listed for trading on the New York Stock Exchange ("NYSE"), any reference in the Summary of the Plan appearing at the beginning of this Prospectus or in Questions 8, 11 and 13 to the Nasdaq National Market shall be deemed a reference to the NYSE and the reference in Question 11 to averaging the daily high and low sales prices shall be deemed to be the average high and low sale prices, computed to three decimal places, of FIRSTPLUS Common Stock transactions on the NYSE.

    The record date for optional cash purchases is the business day immediately preceding the first day of the Pricing Period to which the Investment Date relates.

    No interest will be paid on optional cash investments or cash dividends pending investment in Shares.

    Eligible shareholders and other interested investors may enroll in the Plan at any time. Once enrolled, a Participant will remain enrolled until the Participant discontinues participation or until the Company terminates the Plan. See Question 19 regarding withdrawal from the Plan and Question 26 regarding termination of the Plan.

PURCHASES

9.  WHEN WILL SHARES BE ACQUIRED UNDER THE PLAN?

    If Shares are being acquired for the Plan directly from the Company, dividends and optional cash investments will be reinvested or invested, as the case may be, on the Investment Date.

    If Shares are being acquired for the Plan through open market or privately negotiated transactions, all dividends and all optional cash investments will be applied to the purchase of Shares pursuant to the Plan as soon as practicable on or after the applicable Investment Date.

10. WHAT IS THE SOURCE OF SHARES TO BE PURCHASED UNDER THE PLAN?

    The Company anticipates that optional cash investments and dividends reinvested through the Plan will be used to purchase Shares directly from FIRSTPLUS, either from treasury shares or authorized but unissued shares. The Company may, however, determine instead to purchase Shares on the open market or in privately negotiated transactions from third parties, or both purchase Shares from third parties and issue Shares directly.

11. WHAT WILL BE THE PRICE TO THE PARTICIPANT OF SHARES PURCHASED UNDER THE
    PLAN?

    The price to Participants of Shares purchased directly from the Company with optional cash payments or with cash dividends will initially be 98.5% of the average of the Daily Prices (defined below) of the Shares for the twelve Trading Days ending immediately preceding the applicable Investment Date, excluding from the average, in the case of purchases with optional cash investments or initial optional cash investments in excess of $5,000, any Daily Price that does not equal or exceed any applicable Threshold Price (defined below). The period encompassing the twelve Trading Days of each month constitutes the relevant "Pricing Period" for that particular month. See "Schedule A--Optional Cash Payments." The Daily Price for a Trading Day shall be the average of the high and low trading prices of the Shares on that day on the Nasdaq National Market, rounded to three decimal places.

    The Company may, in its sole discretion, establish for any given Pricing Period a minimum price for the investment of optional cash payments or initial optional cash payments in excess of $5,000 pursuant to a Request for Waiver (the "Threshold Price"). Any such Threshold Price will be a stated dollar amount established by the Company at least three Trading Days prior to the commencement of each Pricing Period. In addition, the Company may, at any time in its sole discretion, change the discount applicable to purchasers of Shares from the Company. See Question 13.

    If the Company exercises its option to purchase Shares from third parties, all Shares so purchased by the Administrator will be acquired as soon as practicable on or after the applicable Investment Date at a price to the Participant of the weighted average purchase price for such Shares, including brokerage fees and commissions, computed up to three decimal places, if necessary, paid by the Administrator for the Shares.

12. HOW ARE OPTIONAL CASH INVESTMENTS MADE?

    All registered holders, including brokers, banks, and nominees with respect to Shares registered in their name on behalf of beneficial owners who have submitted signed Authorization Cards, are eligible to make optional cash investments at any time.

    A broker, bank, or nominee, as holder on behalf of a beneficial owner, may utilize an Authorization Card for optional cash investments unless it holds the shares in the name of a securities depository. In that event, the optional cash investment must be accompanied by a Broker and Nominee Form ("B/N Form").

    The B/N Form provides the sole means whereby a broker, bank, or other nominee holding Shares on behalf of beneficial owners in the name of a securities depository may make optional cash investments on behalf of such beneficial owners. In such case, the broker, bank, or other nominee must use a B/N Form for transmitting optional cash investments on behalf of the beneficial owners. A B/N Form must be delivered to the Administrator at the address specified in Question 4 each time that such broker, bank, or other nominee transmits optional cash investments on behalf of the beneficial owners. B/N Forms will be furnished by the Administrator upon request.

    Other interested investors who are not shareholders of the Company, but have submitted Authorization Cards and funds representing their desired initial investment, are also eligible to make such an initial investment in Shares through an initial optional cash investment.

    The Administrator will apply all optional cash investments for which good funds are received on or before the first business day before the Pricing Period to the purchase of Shares on the next following Investment Date, or if Shares are acquired on the open market or in privately negotiated transactions, as soon as practicable on or after such Investment Date.

    NO INTEREST WILL BE EARNED ON OPTIONAL CASH INVESTMENTS HELD PENDING INVESTMENT. THE COMPANY SUGGESTS THEREFORE THAT ANY OPTIONAL CASH INVESTMENT A PARTICIPANT WISHES TO MAKE BE SENT SO AS TO REACH THE ADMINISTRATOR AS CLOSE AS POSSIBLE TO THE FIRST BUSINESS DAY PRECEDING THE PRICING PERIOD FOR THE NEXT FOLLOWING INVESTMENT DATE. ANY QUESTIONS REGARDING THESE DATES SHOULD BE DIRECTED TO THE ADMINISTRATOR AT THE ADDRESS OR TELEPHONE NUMBER SET FORTH IN QUESTION 4.

    All optional cash investments received by the Administrator after the close of business on the last business day immediately preceding the first day of the Pricing Period and before the next succeeding Investment Date will promptly be returned to the Participant without interest.

    Participants should be aware that since investments under the Plan are made as of specified dates, one may lose any advantage that otherwise might be available from being able to select the timing of an investment. NEITHER THE COMPANY NOR THE ADMINISTRATOR CAN ASSURE A PROFIT OR PROTECT AGAINST A LOSS ON SHARES PURCHASED UNDER THE PLAN.

    All optional cash investments made by check should be made payable to FIRSTPLUS Financial Group, Inc. and mailed to the Administrator at the address listed in Question 4. Other forms of payment, such as wire transfers, may also be made. Inquires regarding other forms of payments and all other written inquires should be directed to the Administrator at the address listed in Question 4.

13. WHAT LIMITATIONS APPLY TO OPTIONAL CASH INVESTMENTS?

    MINIMUM/MAXIMUM LIMITS. For any Investment Date, optional cash investments made by shareholders of the Company are subject to a minimum of $100 and a maximum of $5,000, and optional cash investments made by interested investors who are not then shareholders of the Company are subject to a minimum initial investment of $1,000 and a maximum of $5,000. See Question 9 regarding the determination of Investment Dates for optional cash investments. Optional cash investments of less than the allowable monthly minimum amount and that portion of any optional cash investment that exceeds the allowable monthly maximum amount will be returned, except as noted below, promptly to Participants, without interest.

    REQUEST FOR WAIVER. Optional cash investments or initial optional investments in excess of $5,000 may be made only pursuant to a request for waiver (a "Request for Waiver") accepted by the Company. Participants wishing to submit an optional cash investment in excess of $5,000, or interested investors who are not then shareholders wishing to submit an optional cash investment in excess of $5,000, for any Investment Date must obtain the prior written approval of the Company and a copy of such written approval must accompany any such optional cash investment. A Request for Waiver should be directed to the Company at (214) 599-7649. THE COMPANY HAS SOLE DISCRETION TO GRANT ANY APPROVAL FOR OPTIONAL CASH INVESTMENTS OR
INITIAL OPTIONAL CASH INVESTMENTS IN EXCESS OF THE ALLOWABLE MAXIMUM AMOUNT.
In deciding whether to approve a Request for Waiver, the Company will consider relevant factors including, but not limited to, the Company's need for additional funds, the attractiveness of obtaining such additional funds through the sale of Shares as compared to other sources of funds, the purchase price likely to apply to any sale of Shares, the Participant submitting the request, the extent and nature of such Participant's prior participation in the Plan, the number of Shares held of record by such Participant, and the aggregate amount of optional cash investments or initial optional investments in excess of $5,000 for which Requests for Waiver have been submitted by all Participants. If Requests for Waiver are submitted for any Investment Date for an aggregate amount in excess of the amount the Company is then willing to accept, the Company may honor such requests in order of receipt, pro rata, or by any other method that the Company determines to be appropriate. Upon granting any Request for Waiver, the Company may, at its sole discretion, apply the Discount (as defined below) with respect to the entire amount of the optional cash investment.

    FIRSTPLUS RESERVES THE RIGHT TO MODIFY, SUSPEND, OR TERMINATE PARTICIPATION IN THE PLAN BY OTHERWISE ELIGIBLE REGISTERED HOLDERS OR BENEFICIAL OWNERS OF SHARES FOR ANY REASON WHATSOEVER INCLUDING ELIMINATION OF PRACTICES THAT ARE NOT CONSISTENT WITH THE PURPOSES OF THE PLAN.

    THRESHOLD PRICE. FIRSTPLUS may establish, for any Pricing Period, a Threshold Price applicable to optional cash investments made pursuant to Requests for Waiver. At least three Trading Days prior to the first day of the applicable Pricing Period, FIRSTPLUS will determine whether to establish a Threshold Price, and if a Threshold Price is established, FIRSTPLUS will determine its amount and so notify the Administrator. This determination will be made by FIRSTPLUS in its discretion after a review of current market conditions, the level of participation in the Plan, and current and projected capital needs.

    If established for any Pricing Period, the Threshold Price will be stated as a dollar amount that the average of the high and low sale prices of the Common Stock on the Nasdaq National Market for each Trading Day of the relevant Pricing Period must equal or exceed. In the event that the Threshold Price is not satisfied for a Trading Day in the Pricing Period, then that Trading Day will be excluded from the Pricing Period and all trading prices for that day will be excluded from the determination of the purchase price. A day will also be excluded if no trades of Shares are made on the Nasdaq National Market for that day. Thus, for example, if the Threshold Price is not satisfied for three of the twelve Trading Days in a Pricing Period, then the purchase price will be based upon the remaining nine Trading Days in which the Threshold Price was satisfied.

    In addition, a portion of the optional cash investment will be returned for each Trading Day of a Pricing Period in which the Threshold Price is not satisfied or for each day in which no trades of Shares are reported on the Nasdaq National Market. The returned amount will equal one-twelfth of the optional cash investment for each Trading Day that the Threshold Price is not satisfied. Thus, for example, if the Threshold Price is not satisfied or no such sales are reported for three of the twelve Trading Days in a Pricing Period, 3/12 (i.e., 25%) of the optional cash investment will be returned to the Participant without interest.

    Setting a Threshold Price for a Pricing Period shall not affect the setting of a Threshold Price for any subsequent Pricing Period. For any particular month, FIRSTPLUS may waive its right to set a Threshold Price. Neither FIRSTPLUS nor the Administrator shall be required to provide any written notice to Participants as to the Threshold Price for any Pricing Period. Participants may, however, ascertain whether a Threshold Price has been set or waived for any given Pricing Period by telephoning FIRSTPLUS at (214) 599-7649.

    DISCOUNT. The discount (the "Discount") applicable to shares purchased directly from FIRSTPLUS under the Plan initially will be 1.5%. However, such discount may be changed, in the sole discretion of the Company, in accordance with the following procedures. Each month, at least three Trading Days prior to the first day of the applicable Pricing Period, FIRSTPLUS may change the Discount from the market price applicable to all purchases of Shares made directly from FIRSTPLUS pursuant to the Plan from 5% to 0%, or any percentage in between. Once established, such Discount will apply uniformly to all purchases of Shares directly from the Company made pursuant to the Plan for that month, except that the Discount may be changed with respect to shares purchased over $5,000 in connection with an optional cash investment made pursuant to a Request for Waiver. Any change in the Discount will be made in FIRSTPLUS's sole discretion after a review of current market conditions, the level of participation in the Plan, and current and projected capital needs.
Participants may obtain the Discount applicable to the next Pricing Period by telephoning FIRSTPLUS at (214) 599-7649. Setting a Discount for a particular month shall not affect the setting of a Discount for any subsequent month.

14. WHAT IF A PARTICIPANT HAS MORE THAN ONE ACCOUNT?

    For the purpose of the limitations discussed in Question 13, FIRSTPLUS may aggregate all dividend reinvestments and optional cash investments for Participants with more than one account using the same social security or taxpayer identification number. For Participants unable to supply a social security or taxpayer identification number, their participation may be limited by FIRSTPLUS to only one Plan account.

    Also for the purpose of such limitations, all Plan accounts that FIRSTPLUS believes to be under common control or management or to have common ultimate beneficial ownership may be aggregated. Unless FIRSTPLUS has determined that reinvestment of dividends and optional cash investments for each such account would be consistent with the purposes of the Plan, FIRSTPLUS will have the right to aggregate all such accounts and to return, without interest, within thirty days of receipt, any amounts in excess of the investment limitations applicable to a single account received in respect of all such accounts.

CERTIFICATES

15. WILL CERTIFICATES BE ISSUED FOR SHARE PURCHASES?

    All shares purchased pursuant to the Plan will be held in "book entry" form through accounts maintained by the Administrator. This service protects against the loss, theft, or destruction of certificates evidencing shares. Upon written request of a Participant or upon withdrawal of a Participant from the Plan or upon termination of the Plan, the Administrator will have certificates issued and delivered for all full shares credited to that Participant's account. Certificates will be issued only in the same names as those enrolled in the Plan. In no event will certificates for fractional shares be issued. See Questions 16 and 17.

16. MAY A PARTICIPANT ADD SHARES TO HIS OR HER ACCOUNT BY TRANSFERRING SHARE CERTIFICATES THAT THE PARTICIPANT POSSESSES?

    Any Participant may send to the Plan for safekeeping all Share certificates that such Participant holds. The safekeeping of Shares offers the advantage of protection against loss, theft, or destruction of certificates as well as convenience, if and when Shares are sold through the Plan. All Shares represented by such certificates will be kept for safekeeping in "book entry" form and combined with any full and fractional shares then held by the Plan for the Participant.

    To deposit certificates for safekeeping under the Plan, a Participant must submit a letter of transmittal, which will be provided by the Administrator upon request. Share certificates and the letter of transmittal as well as all written inquiries about the safekeeping service should be directed to the Administrator at the address listed in Question 4.

    Shares deposited for safekeeping may be withdrawn by the Participant by submitting a written request to the Administrator.

SALE OF SHARES

17. CAN PARTICIPANTS SELL SHARES HELD UNDER THE PLAN?

    Participants may request that all or a portion of the Shares held in their accounts by the Plan (including Shares held for safekeeping) be sold. Following receipt of written instructions from a Participant, the Administrator will sell, through an independent broker or institution, those Shares and will remit a check for the proceeds of such sale, less applicable brokerage commissions, service charges, and any taxes. Prior written instructions from the Participant must be received at least 24 hours preceding the sale. Shares will be sold at least once per week by the Plan at then current market prices in transactions carried out through one or more brokerage firms. This procedure for selling Shares may be particularly attractive to holders of small amounts of shares because the Plan can combine odd lots and small numbers of shares into larger blocks to be sold, and thereby take advantage of lower brokerage costs that otherwise might not be available to individual Participants in the sale of their Shares.

REPORTS

18. WHAT REPORTS WILL BE SENT TO PARTICIPANTS IN THE PLAN?

    Unless a Participant participates in the Plan through a broker, bank, or nominee, each Participant will receive from the Administrator a detailed statement of the Participant's account following each dividend payment and account transaction. These detailed statements will show total cash dividends received, total optional cash investments received, total shares purchased (including fractional shares), price paid per share, and total shares held in the Plan. THESE STATEMENTS SHOULD BE RETAINED BY THE PARTICIPANT TO DETERMINE THE TAX COST BASIS FOR SHARES PURCHASED PURSUANT TO THE PLAN. Any Participant that participates in the Plan through a broker, bank, or nominee, should contact such party for such a statement.

WITHDRAWAL

19. HOW MAY PARTICIPANTS WITHDRAW FROM THE PLAN?

    Except as set forth below, a Participant may terminate enrollment in the Plan by giving written notice to the Administrator no later than two days prior to the first day of the next Pricing Period, and thereafter all cash dividends on Shares owned by such Participant will be sent to the Participant. See Question 17. In the event that a purchase of Shares on behalf of a Participant pursuant to the Plan is pending, such Participant may not terminate enrollment until the close of the Pricing Period. Any fractional shares held in the Plan at the time of termination will be converted to cash on the basis of the then current market price of the Shares.

TAXES

20. WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATING IN THE PLAN?

    For federal income tax purposes, Participants will be treated as having received a distribution from the Company upon the purchase of Shares pursuant to the Plan with an optional cash investment in an amount equal to the excess, if any, of the fair market value of the Shares acquired on the Investment Date over the optional cash investment. Any such deemed distribution will be treated as a taxable dividend to the extent attributable to current or accumulated earnings and profits of the Company. The purchased Shares will have a tax basis equal to the amount of the optional cash investment plus the amount of the deemed distribution, if any, which is treated as a dividend. The fair market value of Shares acquired on an Investment Date is likely to differ from the optional cash investment.

    Additionally, Participants will be treated as having received a distribution from the Company equal to the fair market value on the Investment Date of the Shares, if any, acquired with reinvested dividends pursuant to the Plan. Such distribution will be treated as a dividend to the extent attributable to current or accumulated earnings and profits of the Company. Any excess will first be treated as a tax-free return of capital, causing a reduction in the basis of existing Shares, and the balance will be treated as capital gain recognized on a sale or exchange. A Participant's tax basis in the dividend shares will equal the fair market value of such Shares on the Investment Date.

    When a Participant receives certificates for whole shares credited to the Participant's account under the Plan, the Participant will not realize any taxable income. However, a Participant that receives a cash adjustment for a fraction of a share may realize a gain or loss with respect to such fraction. A gain or loss may also be realized by the Participant whenever whole shares are sold, either pursuant to the Participant's request, upon withdrawal from the Plan, or after withdrawal from the Plan. The amount of such gain or loss will be the difference between the amount that the Participant realizes for the shares or fraction of a share and the tax basis of the Participant in the shares.

    A Participant's holding period for Shares acquired pursuant to the Plan will begin on the day following the Investment Date.

    In the case of corporate shareholders, dividends may be eligible for the dividends-received tax deduction.

    The foregoing is only a summary of the federal income tax consequences of participation in the Plan and does not constitute tax advice. This summary does not reflect every possible outcome that could result from participation in the Plan and, therefore, Participants are advised to consult their own tax advisors with respect to the tax consequences applicable to their particular situation.

OTHER PROVISIONS

21. WHAT HAPPENS IF A PARTICIPANT SELLS OR TRANSFERS SHARES OR ACQUIRES ADDITIONAL SHARES?

    If a Participant has elected to have dividends automatically reinvested in the Plan and subsequently sells or transfers all or any part of the Shares registered in the Participant's name, automatic reinvestment will continue as long as Shares are registered in the name of the Participant or held for the Participant by the Administrator or until termination of enrollment. Similarly, if a Participant has elected the "Full Dividend Reinvestment" option under the Plan and subsequently acquires additional shares registered in the Participant's name, dividends paid on such Shares will automatically be reinvested until termination of enrollment. If, however, a Participant has elected the "Partial Dividend Reinvestment" option and subsequently acquires additional Shares that are registered in the Participant's name, dividends paid on such Shares will not be automatically reinvested under the Plan. See Question 7. Participants may, however, change their dividend reinvestment elections by submitting new Authorization Cards.

22. HOW WILL A PARTICIPANT'S SHARES BE VOTED?

    For any meeting of shareholders, each Participant will receive proxy materials in order to vote all Shares held by the Plan for the Participant's account. All Shares will be voted as designated by the Participant or may be voted in person at the meeting of shareholders.

23. WHO PAYS THE EXPENSES OF THE PLAN?

    In the case of optional cash investments, Participants will have to pay their pro rata share of any brokerage fees or commissions on Shares purchased for their account in the open market or in privately negotiated transactions, which sums will first be deducted before determining the number of Shares to be purchased. Participants will not incur brokerage commissions or service charges in connection with the reinvestment of dividends to purchase Shares, or in connection with optional cash investments in which Shares are purchased directly from the Company. However, the Administrator will charge an administrative fee for optional cash investments and on sales of Shares made pursuant to the Plan. This fee will vary depending on whether the transaction is initiated by a registered holder or through a broker, bank, or other nominee that holds shares through a securities depository. These fees, as well as any related brokerage commissions and applicable stock transfer taxes must be paid to the Administrator at the time of the transaction, and will be deducted from the funds received by the Administrator in the case of optional cash investments and from the proceeds, in the case of sales of Shares. The Administrator may also charge Participants for additional services not provided under the Plan or for other specified charges. Any of such administrative fees may be changed by the Administrator at any time, without notice to Participants. Participants may obtain a current listing of all applicable administrative fees by contacting the Administrator at the address or telephone number listed in Question 4 above. Brokers or nominees that participate on behalf of beneficial owners for whom they are holding Shares may also charge such beneficial owners fees in connection with such participation, for which neither the Administrator nor the Company will be responsible.

24. WHAT ARE THE RESPONSIBILITIES OF FIRSTPLUS OR THE ADMINISTRATOR UNDER THE PLAN?

    Neither FIRSTPLUS nor the Administrator will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claims of liability arising out of a failure to terminate a Participant's account upon such Participant's death or adjudication of incompetence prior to the receipt of notice in writing of such death or adjudication of incompetence, the prices at which Shares are purchased for the Participant's account, the times when purchases are made, or fluctuations in the market value of the Shares. Neither FIRSTPLUS nor the Administrator has any duties, responsibilities, or liabilities except those expressly set forth in the Plan.

    THE PARTICIPANT SHOULD RECOGNIZE THAT THE COMPANY CANNOT ASSURE A PROFIT OR PROTECT AGAINST A LOSS ON SHARES PURCHASED BY A PARTICIPANT UNDER THE PLAN.

25. WHAT HAPPENS IF FIRSTPLUS ISSUES A STOCK DIVIDEND OR DECLARES A STOCK
    SPLIT?

    Any Shares distributed by FIRSTPLUS as a result of a stock dividend or a stock split on Shares held under the Plan for a Participant will be credited to the Participant's account.

26. IF FIRSTPLUS HAS A RIGHTS OFFERING RELATED TO THE SHARES, HOW WILL A PARTICIPANT'S ENTITLEMENT BE COMPUTED?

    A participant's entitlement in a rights offering related to the Shares will be based upon the number of whole shares credited to the Participant's account. Rights based on a fraction of a share credited to a Participant's Plan account will be sold for that account and the net proceeds will be invested as an optional cash payment on the next Investment Date. In the event of a rights offering, transaction processing may be curtailed or suspended by the Administrator for a short period of time following the record date for such action to permit the Administrator to calculate the rights allocable to each account.

27. MAY SHARES IN A PARTICIPANT'S ACCOUNT BE PLEDGED?

    No Shares credited to a Participant's account may be pledged and any such purported pledge will be void. If a Participant wishes to pledge Shares, those Shares must be withdrawn from the Plan.

28. MAY A PARTICIPANT TRANSFER ALL OR A PART OF THE PARTICIPANT'S SHARES HELD IN THE PLAN TO ANOTHER PERSON?

    A Participant may transfer ownership of all or part of his or her Shares held in the Plan through gift, private sale, or otherwise, by mailing to the Administrator at the address in Question 4 a properly executed stock assignment, along with a letter with specific instructions regarding the transfer and both an Authorization Card and a Form W-9 (Certification of Taxpayer Identification Number) completed by the transferee. Requests for transfer of Shares held in the plan are subject to the same requirements as the transfer of Share certificates, including the requirement of a medallion signature guarantee on the stock assignment. The Administrator will provide Participants with the appropriate transfer forms upon request, and will deliver a copy of this Prospectus to the transferee upon receipt of the appropriate transfer forms from the Participant. If any stock certificates bearing a restrictive legend are contained in the Participant's Plan account, the Administrator will comply with the provisions of such restrictive legend before effecting a sale or transfer of such restricted shares.

    A Participant may also transfer all or a portion of his or her Shares into an account established for another person within the Plan. In order to effect such a "book-to-book" transfer, the transferee must complete an Authorization Card to open a new account within the Plan. (See Question 7). The Authorization Card should be sent to the Administrator along with a written request to effect the "book-to-book" transfer indicating the number of shares to be transferred to the new account.

29. MAY THE PLAN BE CHANGED OR TERMINATED?

    While the Plan is intended to continue indefinitely, FIRSTPLUS reserves the right to amend, modify, suspend, or terminate the Plan at any time. Participants will be notified in writing of any modifications made to the Plan.

                        PLAN OF DISTRIBUTION AND UNDERWRITERS

    Pursuant to the Plan, FIRSTPLUS may be requested to approve optional cash investments in excess of the allowable maximum amounts pursuant to Requests for Waiver on behalf of Participants who may be engaged in the securities business. In deciding whether to approve such a request, FIRSTPLUS will consider relevant factors including, but not limited to, whether the Plan is then acquiring newly issued Shares or acquiring Shares through open market purchases or privately negotiated transactions, the Company's need for additional funds, the attractiveness of obtaining such funds by the sale of Shares under the Plan in comparison to other sources of funds, the purchase price likely to apply to any sale of Shares, the Participant submitting the request, including the extent and nature of such Participant's prior participation in the Plan and the number of Shares held of record by such Participant, and the aggregate number of Requests for Waiver that have been submitted by all Participants. Persons who acquire Shares through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act and may be considered to be underwriters within the meaning of the Securities Act. FIRSTPLUS will not extend to any such person any rights or privileges other than those to which it would be entitled as a Participant, nor will FIRSTPLUS enter into any agreement with any such person regarding such person's purchase of such Shares or any resale or distribution thereof. FIRSTPLUS may, however, approve requests for optional cash investments by such persons in excess of allowable maximum limitations. If such requests are submitted for any Investment Date for an aggregate amount in excess of the amount FIRSTPLUS is willing to accept, FIRSTPLUS may honor such requests in order of receipt, pro rata, or by any other method that FIRSTPLUS determines to be appropriate.

                                    LEGAL MATTERS

    The validity of the Shares being offered hereby will be passed upon for the Company by Jenkens & Gilchrist, a Professional Corporation, Dallas, Texas.

                                       EXPERTS

    The consolidated financial statements of the Company at September 30, 1996 and 1995 and for each of the three years in the period ended September 30, 1996, incorporated by reference in this Prospectus and in the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and are incorporated by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                       GLOSSARY

    "Beneficial Owners" means stockholders who beneficially own shares of Common Stock that are registered in a name other than their own (for example, in the name of a broker, bank, or other nominee).

    "Board" means the Board of Directors of the Company.

    "B/N Form" means a Broker and Nominee form.

    "Business Day" means any day other than a Saturday, Sunday, or legal holiday on which the Nasdaq National Market is closed or a day on which the Plan Administrator is authorized or obligated by law to close.

    "Commission" means the Securities and Exchange Commission.

    "Common Stock" means the common stock, $.01 par value per share, of the Company.

    "Company" means FIRSTPLUS Financial Group, Inc.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Investment Date" means, with respect to Common Stock acquired directly from the Company, the last calendar day of each month in a month for which no dividends are paid, or the dividend payment date declared by the Board of Directors for a month in which dividends are paid. If such last calendar day or the dividend payment date falls on a date when the Nasdaq National Market is closed, the Investment Date will be the first previous date on which the Nasdaq National Market was open.

    "NYSE" means the New York Stock Exchange.

    "Participation" means an eligible holder of Common Stock or other investor who submits a properly completed Authorization Form and participates in the Plan.

    "Plan" means the FIRSTPLUS Financial Group, Inc. Dividend Reinvestment and Stock Purchase Plan.

    "Plan Administrator" means a plan administrator that administers the Plan, keeps records, sends statements of account to each Participant, and performs other duties related to the Plan. ChaseMellon currently serves as Plan Administrator of the Plan.

    "Plan Shares" means all whole and fractional shares of Common Stock credited to a Participant's Plan account.

    "Pricing Period" means the period encompassing the twelve Trading Days immediately preceding the relevant Investment Date.

    "Purchase Price" means with respect to Common Stock purchased directly from the Company, the average of the daily high and low sales prices, computed to three decimal places, of the Common Stock on the Nasdaq National Market for the twelve Trading Days immediately preceding the relevant Investment Date and, with respect to open market purchases and privately negotiated transactions, the weighted average purchase price, computed to three decimal places, paid for such Common Stock by the Plan Administrator, in both cases, minus the applicable discount.

    "Record Date" for dividend months will be established by the Board of Directors. The "Record Date" for non-dividend months will be two business days immediately preceding the first day of the Pricing Period.

    "Registered Owners" means stockholders whose shares of Common Stock are registered on the stock transfer book of the Company in their own names.

    "Request for Waiver" means a written request from a Participant to exceed the limitation of $5,000 per month on optional cash investments or $5,000 on initial optional cash investments by investors who are not then shareholders.

    "Securities Act" means the Securities Act of 1933, as amended.

    "Threshold Price" means the minimum price, if any, established by the Company that the average high and low prices of the Common Stock must equal or exceed during each Trading Day of the Pricing Period for optional cash payments made pursuant to written Requests for Wavier to purchase Common Stock directly from the Company.

    "Trading Day" means a day on which trades in Common Stock are reported on the Nasdaq National Market.

    "Waiver Discount" means the discount from the market price applicable to optional cash investments made pursuant to written Requests for Waiver. Such discount may vary each month between 0 and 5% of the Market Price.

                                      SCHEDULE A

                       Proposed Calender for FIRSTPLUS Dividend
                         Reinvestment and Stock Purchase Plan

  Threshold Price
    and Waiver
 Discount Set Date      Optional Cash      Pricing Period
(Waiver Request Due)  Payment Due Date    Commencement Date    Investment Date
--------------------  -----------------   -----------------   -----------------
  November 5, 1997    November 10, 1997   November 11, 1997   November 28, 1997

  December 8, 1997    December 11, 1997   December 12, 1997   December 31, 1997

  January 7, 1998     January 12, 1998    January 13, 1998    January 30, 1998

  February 4, 1998    February 9, 1998    February 10, 1998   February 27, 1998

  March 9, 1998       March 12, 1998      March 13, 1998      March 31, 1998

  April 7, 1998       April 13, 1998      April 14, 1998      April 30, 1998

  May 6, 1998         May 11, 1998        May 12, 1998        May 29, 1998

  June 8, 1998        June 11, 1998       June 12, 1998       June 30, 1998

  July 9, 1998        July 14, 1998       July 15, 1998       July 31, 1998

  August 7, 1998      August 12, 1998     August 13, 1998     August 31, 1998

  September 8, 1998   September 11, 1998  September 14, 1998  September 30, 1998

  October 8, 1998     October 13, 1998    October 14, 1998    October 30, 1998

  November 5, 1998    November 10, 1998   November 11, 1998   November 30, 1998

  December 8, 1998    December 11, 1998   December 14, 1998   December 31, 1998

  January 6, 1999     January 11, 1999    January 12, 1999    January 29, 1999

  February 3, 1999    February 8, 1999    February 9, 1999    February 26, 1999

  March 9, 1999       March 12, 1999      March 15, 1999      March 31, 1999

  April 8, 1999       April 13, 1999      April 14, 1999      April 30, 1999

  May 6, 1999         May 11, 1999        May 12, 1999        May 28, 1999

  June 8, 1999        June 11, 1999       June 14, 1999       June 30, 1999

  July 8, 1999        July 13, 1999       July 14, 1999       July 30, 1999

  August 9, 1999      August 12, 1999     August 13, 1999     August 31, 1999

  September 8, 1999   September 13, 1999  September 14, 1999  September 30, 1999

  October 7, 1999     October 12, 1999    October 13, 1999    October 29, 1999

  November 5, 1999    November 10, 1999   November 11, 1999   November 30, 1999

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF ANY OFFER TO BUY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                  -----------------

                                  TABLE OF CONTENTS

                                                                          Page
                                                                          ----
AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . .     2
DOCUMENTS INCORPORATED
   BY REFERENCE. . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
PROSPECTUS SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15
THE PLAN . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
PLAN OF DISTRIBUTION
   AND UNDERWRITERS. . . . . . . . . . . . . . . . . . . . . . . . . . .    28
LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
GLOSSARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                FIRSTPLUS
                          FINANCIAL GROUP, INC.



                                DIVIDEND
                            REINVESTMENT AND
                           STOCK PURCHASE PLAN

                           __________________

                              PROSPECTUS
                           __________________




                         ____________________, 1997


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table indicates the expenses to be incurred by the Company in connection with the issuance and distribution of the securities described in this registration statement, other than underwriting discounts and commissions.

    Securities and Exchange Commission Registration Fee. . . . . . . . . . . .  $ 58,148
    Nasdaq National Market Filing Fee. . . . . . . . . . . . . . . . . . . . .    17,500
    Blue Sky Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . .     2,500*
    Accounting Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . .     5,000*
    Legal Fees and Expenses. . . . . . . . . . . . . . . . . . . . . . . . . .    15,000*
    Fees of Plan Administrator . . . . . . . . . . . . . . . . . . . . . . . .     5,000*
    Printing and Engraving Fees and Expenses . . . . . . . . . . . . . . . . .     5,000*
    Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11,852*

          TOTAL. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $120,000*
                                                                                --------
                                                                                --------

*Estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    (a) The Articles of Incorporation of the Registrant, together with its bylaws, provide that the Registrant shall indemnify officers and directors, and may indemnify its other employees and agents, to the fullest extent permitted by law. The laws of the State of Nevada permit, and in some cases require, corporations to indemnify officers, directors, agents and employees who are or have been a party to or are threatened to be made a party to litigation against judgments, fines, settlements and reasonable expenses under certain circumstances.

    (b) The Registrant has also adopted provisions in its Articles of Incorporation that limit the liability of its directors and officers to the fullest extent permitted by the laws of the State of Nevada. Under the Registrant's Articles of Incorporation, and as permitted by the laws of the State of Nevada, a director or officer is not liable to the Registrant or its stockholders for damages for breach of fiduciary duty. Such limitation of liability does not affect liability for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law, or (ii) the payment of any unlawful distribution.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a)  Exhibits:

         *5.1      Opinion of Jenkens & Gilchrist, a Professional Corporation

         *23.1     Consent of Ernst & Young LLP, Independent Auditors

         *23.2 Consent of Jenkens & Gilchrist, a Professional Corporation (included in the opinion contained as Exhibit 5.1)

         *24.1 Power of Attorney (included on the signature page of the Registration Statement)

     * Filed herewith.

    (b)  Financial Statement Schedules:

         Not Applicable.

ITEM 17.  UNDERTAKINGS

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                    SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, thereunto duly authorized, in the City of Dallas, and the State of Texas, the 9th day of October, 1997.

                                  FIRSTPLUS Financial Group, Inc.
                                  (Registrant)



                               By: /s/ Daniel T. Phillips
                                  ----------------------------------------------
                                  Daniel T. Phillips, Chairman of the Board,
                                  President and Chief Executive Officer


                                POWER OF ATTORNEY

    Know All Men By These Presents, that each person whose signature appears below constitutes and appoints Daniel T. Phillips, Eric C. Green, and Ronald M Bendalin, and each of them, each with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power and substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

          Signature                            Title                            Date
          ---------                            -----                            ----
/s/  Daniel T. Phillips         Chairman of the Board, and
----------------------------     Chief Executive Officer                   October 9, 1997
     Daniel T. Phillips          (Principal Executive Officer)


/s/    Eric C. Green
----------------------------    President and Director                     October 9, 1997
       Eric C. Green

/s/   John Fitzgerald
---------------------------     Director                                   October 9, 1997
      John Fitzgerald

/s/     Dan Jessee
---------------------------     Director                                   October 9, 1997
        Dan Jessee

/s/    Paul Nussbaum
---------------------------     Director                                   October 9, 1997
       Paul Nussbaum

/s/    Paul Seegers
---------------------------     Director                                   October 9, 1997
       Paul Seegers

/s/   Sheldon I. Stein
---------------------------     Director                                   October 9, 1997
      Sheldon I. Stein